                                                                   EXHIBIT 99.2


[EMERSON LOGO]
-------------------------------------------------------------------------------

                               NEWS & INFORMATION
-------------------------------------------------------------------------------

FOR:       EMERSON RADIO CORP.
           9 Entin Road
           Parsippany, NJ 07054-0430

CONTACT:   EMERSON RADIO CORP.           OR:      INVESTOR RELATIONS:
           John D. Florian                        Robert Maffei
           Deputy Chief Financial Officer         Investor Relations Manager
           (973) 428-2044                         (973) 428-2098


                                                  EPOCH FINANCIAL GROUP, INC.
                                                  Victor Thompson or
                                                  Todd Atenhan
                                                  (888) 917-5105

Monday July 17, 2006


                              FOR IMMEDIATE RELEASE
                              ---------------------

                                YEAR-END RESULTS
                                ----------------


EARNINGS PER SHARE FOR THE YEAR ENDED MARCH 31, 2006 $ 0.61 VS. PRIOR YEAR EARNINGS PER SHARE OF $ 0.22

PARSIPPANY, N.J. - JULY 17 2006 - Emerson Radio Corp. (AMEX:MSN) today announced that its earnings for the fiscal year ended March 31, 2006 ("fiscal 2006") totaled $16.6 million or $.61 per share. Of this amount, $3.7 million or $.13 per share represented income from continuing operations with the balance being attributable primarily to the gain realized by Emerson on the sale of its interest in Sport Supply Group, Inc., its previously consolidated partially owned subsidiary. For the fiscal year ended March 31, 2005 ("fiscal 2005"), Emerson earned $5.9 million or $.22 per share; all but $.8 million ($.03 per share) of which was attributable to continuing operations.

While net revenues for fiscal 2006 ($233.8 million) were relatively unchanged from those achieved in fiscal 2005 ($230.8 million), the revenue mix changed substantially. Themed product sales tripled in fiscal 2006 to $50.7 million largely due to increased Nickelodeon(R) branded product sales volume. On the other hand, Emerson(R) product sales fell 13.5% to $175.4 million in fiscal 2006 as compared to $202.9 million in fiscal 2005. In addition, licensing revenues decreased by $3.1 million to $7.7 million in fiscal 2006 compared to $10.8 million for fiscal 2005.

Cost of sales, as a percentage of net revenues, increased from 85.9% in fiscal 2005 to 87.2% in fiscal 2006 primarily due to lower margins on both themed and Emerson(R) branded products. SG&A, as a percentage of net revenues, was 8.2% in fiscal 2006 as compared to 7.6% in fiscal 2005.

Management Comments on Results of Operations

Adrian Ma, Emerson's Chairman and Chief Executive Officer stated, "fiscal 2006 was an eventful and challenging year in many ways. We substantially strengthened our balance sheet and liquidity positions through the sale of our interest in Sport Supply Group from which we realized in cash $28.8 million after sale and disposition costs. In addition, we were able to consummate a new five year $45 million global financing agreement with Wachovia Bank, National Association. At March 31, 2006, Emerson had working capital of $60.2 million, virtually no debt and a substantial available line of credit."

"As a consequence of our affiliation with The Grande Holdings Limited, a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products and the owner of approximately 46% of Emerson's outstanding shares, we have sharpened our strategic focus. We believe that we will be able to leverage Grande's direct sales force and relationship to expand the reach of our consumer electronic products and that Grande's substantial resources in manufacturing, brand marketing and global distribution will be critical in building Emerson into a first class worldwide electronics distribution network for branded products."

"Moreover, we are extremely pleased that Funai has again extended its license agreement with Emerson through December 2010. We will continue to expand our licensing programs for the Emerson(R) and HH Scotts(R) names into new categories as well as new geographical territories. Through our relationship with Grande, we hope to benefit from cross licensing and marketing opportunities internationally, particularly in Europe and Asia."

"We now believe that we are well positioned for the future. We expect that our revenues for our first quarter of fiscal 2007 will increase significantly over the comparable period of fiscal 2006. Our iPod(R) compatible products are being widely accepted. And we are well along in building a global management team which should supplement our very loyal and capable United States based management."

LATE 10-K FILING

Emerson also reported that it was unable to timely file its Annual Report on Form 10-K with the Securities and Exchange Commission due to Emerson's former auditors not providing the consent needed by Emerson to file the report in time. Emerson expects to file its Annual Report on Form 10-K with the Securities and Exchange Commission today.

Emerson Radio Corp. (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson's web site is www.emersonradio.com

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON REPORTS/4


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  Year Ended March 31     Three Months Ended March 31
                                                                -----------------------   ---------------------------
                                                                   2006          2005         2006          2005
                                                                ---------     ---------     ---------     ---------
NET REVENUES                                                    $ 233,843     $ 230,783     $ 41,106      $  42,732
                                                                ---------     ---------     ---------     ---------
COSTS AND EXPENSES:

   Cost of sales                                                  204,010       198,221        36,433        38,211
   Other operating costs and expenses                               6,145         5,889         1,482         1,832
   Selling, general and administrative expenses                    19,097        17,436         4,287         3,810
   Acquisition Costs                                                   48          (454)           48          (250)
   Non cash compensation                                              374           249           114            81
                                                                ---------     ---------     ---------     ---------
                                                                  229,674       221,341        42,364        43,684
                                                                ---------     ---------     ---------     ---------
OPERATING  INCOME (LOSS)                                            4,169         9,442        (1,258)         (952)

   Interest expense (income)                                          785         1,346          (191)          382
                                                                ---------     ---------     ---------     ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
   DISCONTINUED OPERATIONS                                          3,384         8,096        (1,067)       (1,334)
   Provision (benefit) for income taxes                              (328)        2,983        (1,966)         (607)
                                                                ---------     ---------     ---------     ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS                            3,712         5,113           899          (727)
   Income from discontinued operations, net of tax                 12,918           792            --           760
                                                                ---------     ---------     ---------     ---------

NET INCOME  (LOSS)                                              $  16,630     $   5,905     $     899     $      33
                                                                =========     =========     =========     =========
BASIC NET INCOME (LOSS) PER SHARE
   Continuing operations                                        $    0.13     $    0.19     $    0.02     $   (0.03)
   Discontinued operations                                           0.48          0.03            --          0.03
                                                                ---------     ---------     ---------     ---------
                                                                $    0.61     $    0.22     $    0.02     $    0.00
                                                                =========     =========     =========     =========
DILUTED NET INCOME (LOSS) PER SHARE
   Continuing operations                                        $    0.13     $    0.19     $    0.02     $   (0.03)
   Discontinued operations                                           0.48          0.03            --          0.03
                                                                ---------     ---------     ---------     ---------
                                                                $    0.61     $    0.22     $    0.02     $    0.00
                                                                =========     =========     =========     =========
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                                           27,079        26,991        27,048        27,154
   Diluted                                                         27,172        27,264        27,048        27,154


EMERSON REPORTS/5


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                            March 31,       March 31,
                                                                              2006            2005
                                                                            --------        --------
Cash and cash equivalents (includes
  cash securing bank loans of $3,000 and
  $5,620 respectively                                                       $ 20,517        $  7,437
Accounts receivable                                                           18,996          15,940
Inventory                                                                     33,003          38,156
Other current assets                                                           9,471           8,510
Current assets related to discontinued operations                                 --          31,972
                                                                            --------        --------
     TOTAL CURRENT ASSETS                                                     81,987         102,015

Property and equipment                                                         2,500           2,292
Other assets                                                                   8,015          12,322
Non current assets related to discontinued operations                             --          14,539
                                                                            --------        --------
     TOTAL ASSETS                                                           $ 92,502        $131,168
                                                                            ========        ========

Current liabilities of continuing operations                                $ 21,772        $ 32,791
Current liabilities of discontinued operations                                    --          13,108
Long-term borrowings                                                             575          11,960
Non current liabilities of discontinued operations                                --           3,010
Minority interest                                                                 --          16,696
Stockholders' equity                                                          70,155          53,603
                                                                            --------        --------
     TOTAL LIABILITIES AND EQUITY                                           $ 92,502        $131,168
                                                                            ========        ========
